EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made and entered into as of this 8th day of March, 2002, by and between DIGITAL ANGEL CORPORATION, a Delaware corporation (“Company”) and RANDOLPH K. GEISSLER (“Employee”).

BACKGROUND

Company presently employs Employee as its president and chief executive officer pursuant to a written Agreement dated as of September 8, 2000.  Company and Employee desire to amend such Agreement and further desire that such employment continues upon the terms and conditions set forth in this Agreement.

TERMS AND CONDITIONS

1.             Employment.  Company hereby employs Employee, and Employee hereby accepts such employment by Company, on the terms and conditions set forth below.

2.             Capacity.  Employee shall serve as Company’s president and chief executive officer.  Employee shall perform such services for Company and its subsidiaries and affiliates as Company’s board of directors shall direct from time to time.  However, no such services shall be of a nature which are not commensurate with, and/or are beneath the dignity of, Employee’s title.

3.             Term.  Company’s employment of Employee under this Agreement shall be for an initial term of five years commencing on March 8, 2002 and ending on March 7, 2007.

The term of Employee’s employment under this Agreement shall automatically be renewed for successive additional one year terms on each anniversary of the commencement of Employee’s employment under this Agreement, beginning with the March 8, 2003 anniversary date, each of which terms shall be added at the end of the then existing term (taking into account any prior extensions or failures to extend), unless either party notifies the other at least 30 days prior to an anniversary date of this Agreement.  For example, unless either party notifies the other to the contrary on or before February 6, 2003, the term of this Agreement shall be extended from March 8, 2007 to March 7, 2008.  For further example, and assuming the term of this Agreement has been extended to March 7, 2008, if one party notifies the other that it does not desire to extend the term of this Agreement for an additional year and such notice is given on or before February 6, 2004, the term of this Agreement shall not be extended from March 8, 2008 to March 7, 2009.  Notwithstanding the foregoing, the term of this Agreement may end prior to the termination date determined under this paragraph 3 as provided in paragraphs 9, 10, 11 and 12.

4.             Service While Employed.  Employee agrees to devote his best efforts, his full diligence, and substantially all of his business time, to his duties hereunder and shall not engage, either directly or indirectly, in any business or other activity which is competitive with or adverse to the interests or the business of Company.  Employee may engage in other business activities provided that they do not interfere with the performance of his duties described herein.

5.             Items Furnished and Relocation.  Company shall furnish Employee with such private office, an executive assistant, secretarial assistance, and such other facilities, equipment and services suitable to his position, adequate to perform his duties hereunder, and consistent with past practices.  Without his consent, Employee shall not be relocated from Hudson, Wisconsin, and his office shall remain in St. Paul, Minnesota.

6.             Compensation, Vacations and Reimbursement.  As partial compensation for his services to Company, Company agrees to pay Employee an annual salary in regular monthly or other agreed upon installments of not less than $250,000 and an annual bonus of not less than $50,000.  Employee shall also be entitled to receive such bonuses (in addition to that required under the preceding sentence), incentive compensation, and other compensation, if any, as Company’s board of directors, executive committee, compensation committee, or other designated committee shall award Employee from time to time whether in cash, Company stock, stock options, other stock based compensation, other form of remuneration, or any combination of the foregoing.  In addition, Company shall pay Employee monthly payments of $5,000 each as a flexible perquisite allowance to be used by Employee for such purposes as he shall determine.  All such compensation shall be subject to legally required income and employment tax withholding.  Employee shall be entitled to paid vacations, reimbursement for all reasonable business expenses, and an automobile allowance in accordance with past practices.

7.             Other Benefits.  In addition to his compensation described in paragraph 6 above, Employee shall be entitled to participate in such bonus, profit sharing, deferred compensation and pension plans of Company for which he is eligible.

8.             Welfare and Fringe Benefits.  In addition to his compensation described in paragraph 6 and the benefits described in paragraph 7 above, Employee shall be entitled to participate in such welfare and fringe benefits plans and programs of the Company for which he is eligible.

9.             Death and Disability.  If Employee dies during the term of this Agreement, his employment shall be deemed to have been terminated as of the last day of the month in which his death occurs, and Company will pay to Employee’s personal representative all salary and other compensation due Employee through the end of such month.  If Employee becomes permanently disabled so that he cannot perform his duties hereunder, as determined by a physician selected by or acceptable to Company, his employment shall be deemed to have been terminated as of the last day of the month in which such determination is made, and he will receive his salary and other compensation through the end of such month.  For purposes of the foregoing computations, Employee shall be deemed to have earned the same percentage of his minimum annual bonus for such employment year as the number of days in the employment year through the date his employment is deemed to terminate is of 365.

10.           Retirement.  From and after the time Employee attains age 65, he may retire at any time by notifying Company at least 120 days prior to his retirement date or be retired by Company upon at least two years notice.

11.           Default.  In the event that Company fails to perform a material provision of this Agreement and such failure continues for 30 days after notification from Employee, the Employee may terminate this Agreement by notice to the Company.  Company may terminate this Agreement upon Employee’s material default.  Employee’s material default shall mean (a) Employee’s willful and continued failure to perform the requirements of his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) for 30 days after a written demand is delivered to  Employee on behalf of Company which specifically identifies the manner in which it is alleged that Employee has not substantially performed his duties, (b) Employee’s dishonesty in the performance of his duties hereunder, (c) an act or acts on Employee’s part involving moral turpitude or constituting a felony under the laws of the United States or any state thereof, (d) any other act or omission which materially injures the financial condition or business reputation of Company or any of its subsidiaries or affiliates, or (e) Employee’s material breach of his non-compete and confidentiality obligations under paragraphs 4 and/or 13 of this Agreement, respectively.  Any termination shall be without prejudice to any rights or remedies which Employee or Company may have.

12.           Change in Control.  Notwithstanding any other provision of this Agreement, should a Change of Control (as defined below) occur, Employee, at his sole option and discretion, may terminate his employment under this Agreement at any time within one year after such change of control upon 15 days notice.  In the event of such termination, Company shall pay to Employee a severance payment equal to three times the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (“Code”) minus $1.00 which shall be payable no later than one month after the effective date of the Employee’s termination of employment.  In addition, in the event of a Change of Control, all outstanding stock options held by Employee shall become fully exercisable (to the extent not already exercisable).  For purposes of this Agreement, a Change in Control shall be deemed to occur (a) if any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Company representing 20% or more of the combined voting power (i) of Company’s then outstanding securities or (ii) on a fully diluted basis, (b) upon the first purchase of the common stock of

Company pursuant to a tender or exchange offer (other than a tender or exchange offer made by Company), (c) upon the approval by Company’s stockholders of a merger or consolidation, a sale or disposition of all or substantially all of Company’s assets or a plan of liquidation or dissolution of Company, or (d) if, during any period of 2 consecutive years, individuals who at the beginning of such period constitute the board of directors of Company cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by Company’s stockholders of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the period.  Notwithstanding the foregoing, a Change in Control shall not be deemed to occur if Company either merges or consolidates with or into another company or sells or disposes of all or substantially all of its assets to another company, if such merger, consolidation, sale or disposition is in connection with a corporate restructuring wherein the stockholders of Company immediately before such merger, consolidation, sale or disposition own, directly or indirectly, immediately following such merger, consolidation, sale or disposition at least 80% of the combined voting power of all outstanding classes of securities of the company resulting from such merger or consolidation, or to which Company sells or disposes of its assets, in substantially the same proportion as their ownership in Company immediately before such merger, consolidation, sale or disposition.

13.           Nondisclosure; Return of Records.  Employee will not, except as authorized by Company, publish or disclose to others, or use for his own benefit, or authorize anyone else to publish or disclose or use, or copy or make notes of any secret, proprietary, or confidential information or knowledge of data or trade secrets of or relating to the business activities of Company which may come to Employee’s knowledge during his employment with the Company.  Upon termination of Employee’s employment for any reason, Employee will deliver to Company, without retaining any copies, notes or excerpts, all records, notes, data, memoranda, and all other documents or materials made or compiled by Employee, or made available to him by Company during his employment, which are in Employee’s possession and/or control and which are the property of Company and/or which relate to Employee’s employment or the business activities of Company.

14.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Company and any successors or assigns of Company, and Employee, his heirs, personal representatives and assigns, except that, unless otherwise agreed to by Employee, Employee’s obligations to perform services and rights to receive payment therefore shall be nonassignable and nontransferable.

15.           Entire Agreement:  Modification.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior or contemporaneous agreements not set forth in this agreement.  This Agreement may not be modified other than by an agreement in writing signed by each of the parties.

16.           Waiver.   Any failure by either party to enforce any provision of this Agreement shall not operate as a waiver of such provision or any other provision.  Any waiver by either party of any breach of any provision of this Agreement shall not operate as a waiver of any other breach of such provision or any other provision of this agreement.

17.           Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

18.           Paragraph Headings. Paragraph headings throughout this Agreement are solely for the convenience of the parties and shall not be construed as a part of any section or as modifying the contents of any section.

19.           Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

20.           Notices.  All notices under this Agreement shall be personally delivered, sent certified mail, postage prepaid, to Company at its corporate office and to Employee at his principal residence, or sent by telecopy.

21.           Supplemental Compensation.  Upon the termination of Employee’s employment with Company for any reason other than Company’s termination due to his material default, as described in paragraph 11, Employee shall be entitled to receive from Company 60 equal monthly payments, with the first such payment due on the second first day of the month after termination of employment, equal to 1/60 of his highest compensation (salary, bonus, and perks) over any one year period during his employment by Company.  If Employee should die before all or any part of the above described monthly payments have been made, all payments or all remaining payments shall be made to his designated beneficiary, if any, otherwise to his estate.  Notwithstanding the foregoing, the aggregate amount payable under this paragraph 21 shall be reduced, but not below zero, by the amount, if any, payable under paragraph 12.

22.           Non-Competition.  During the period that Employee is entitled to receive payments under paragraph 21, Employee shall not engage, directly or indirectly, either on his own behalf or on behalf of any other person, firm, corporation or other entity, in any business competitive with the business of Company, in the geographic area in which Company is conducting business at the time of termination of Employee’s employment, or own more than 5% of any such firm, corporation or other entity.  In addition, Employee must furnish Company with such information as Company shall from time to time request in order to determine that Employee is in compliance with the requirements of the preceding provisions of this paragraph 22.  The payments to be made under paragraph 21 are conditioned upon Employee’s complying with the provisions of this paragraph 22, and, in the event that such provisions are not complied with, Company may suspend such payments for any period of time in which Employee is not in compliance with the preceding provisions of this paragraph 22.

23.           Company.  For purposes of paragraphs 4, 13, and 22 of this Agreement, the Company shall mean Digital Angel Corporation and all subsidiaries and affiliates of it.

24.           Salary in Stock or Cash.  At least 10 days prior to each March 8 that this Agreement is in effect, Employee shall elect the amount or percentage, if any, of his salary for the 12 month period beginning on that date which he desires to be payable in company common stock (“Stock”).  To the extent Employee elects to have all or part of his salary paid in Stock, the per share value of the Stock, which shall be used to determine the number of shares payable for the employment year, shall be the average closing price for the last five business days prior to the applicable each March 1, or, if the shares are not publicly traded, the value as determined by the board of directors.  Any election shall be irrevocable.  If Employee fails to make a timely election, his entire salary for the employment year shall be paid in cash.  Any shares of Stock payable to Employee shall be subject to such transfer restrictions as are required by applicable securities law and a legend to such effect shall be placed on the certificates.  Employee represents and warrants that any Stock which will be paid to him pursuant to this paragraph 24 shall be acquired for investment purposes and not for resale or distribution.  Company shall include such Stock in any subsequent registration to the extent practical.  If any portion of Employee’s salary is paid in Stock, Employee shall tender to Company the amount required for income and employment tax withholding on any such payment.  If, and to the extent such amount is not so tendered, Company may withhold the number of shares of Stock equal to the amount such required withholding from the shares of Stock issued to Employee.  Notwithstanding the foregoing provisions of this paragraph 24 for the first year of his employment, all of his compensation shall be payable in cash unless otherwise elected by Employee on or before June 1, 2002.  Any such election made by Employee shall apply only to salary payable after such election is made.

25.           Other Matters.  For purposes of this paragraph 25, the following words shall have the following respective meanings:

(a)           Gross Up Payment.  A payment that covers all federal and state income taxes payable by Employee, if any, which would not have been incurred by Employee if another payment or transfer and the Gross Up Payment had not been made to Employee.

(b)           Change of Control.  As defined in paragraph 12 of this Agreement.

(c)           Triggering Event.  A Change of Control, termination of Employee’s employment for any reason other than due to his material default, as described in paragraph 11, if he ceases to be Company’s president and chief executive officer for any reason other than termination due to his material default, as described in paragraph 11, or the sale by Company of the stock of Company subsidiaries or the sale by

Company subsidiaries of assets, outside the ordinary course of business, having aggregate proceeds of at least $110 million.

Within 10 days of the occurrence of a Triggering Event, Company shall pay to Employee the sum of $4,000,000.  If the Triggering Event is the Employee’s death, such amount shall be paid to his designated beneficiary, if any, otherwise to his estate.  Company may pay such amount in cash or in Company’s common stock or in a combination of cash and common stock.  Common Stock used in payment shall be valued as described in paragraph 24.  The allocation of cash and stock for payments provided pursuant to this paragraph 25 shall include at least sufficient cash to cover the tax liability associated with such payments, and shall otherwise be structure to maximize tax efficiency to both Company and Employee.

26.           Excise Gross Up.  In the event that any payment or benefit received or to be received by Employee under this Agreement and/or under another plan of or agreement with Company is subject to the excise tax (“Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), Company shall pay Employee an amount (“Excise Gross Up Payment”) that covers all Excise Taxes incurred or to be incurred by Employee because of any such payment or benefit and all federal and state income taxes and Excise Taxes on the Excise Gross Up Payment and which, therefore, will place Employee in the same position that he would have been in had no such payment or benefit been subject to the Excise Tax.  The Excise Tax Gross Up Payment (or portion thereof) shall be made upon the earlier of the imposition of any Excise Tax upon Employee or his payment of any Excise Tax.

27.           Work Product. Employee shall promptly disclose to Company all inventions made by Employee during the term hereof, assign such inventions to Company, and execute such documents as are required for Company to obtain patent and/or copyright protection.

28.           Effect of Amendment.  This Agreement shall supersede all agreements between the parties relating to Employee’s employment by Company.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

DIGITAL ANGEL CORPORATION

By:
Title:
“Company”

Randolph K. Geissler

“Employee”